                                                           Exhibit (b)(2) to
                                                                 Schedule TO

The Bank of Nova Scotia
San Francisco Agency
580 California Street, Suite 2100
San Francisco, CA, U.S.A. 94104
Mailing Address: P.O. Box 3716
San Francisco, CA U.S.A. 94119
Tel: (415) 986-1100
Fax: (415) 397-0791
Telex: 00340602
[Scotia Capital logo]


CONFIDENTIAL

September 5, 2000

Vincor International Inc.
441 Courtneypark Drive East
Mississauga, Ontario L5T 2V3

Attention:   Mr. Richard G. Jones,
             Executive Vice-President, and Chief Executive Officer

                            SENIOR SECURED FACILITIES
                                COMMITMENT LETTER

Dear Sirs:

Based on our review of the information provided by you and our discussions with you, The Bank of Nova Scotia ("Scotiabank") understands that:

(a) in order to refinance the Acquisition Facility, Vincor International Inc. ("Vincor") is interested in obtaining a commitment for a senior secured loan facility (referred to as the "U.S. NRT Facility") to be provided to the U.S. Borrower by way of a six year U.S.$95,000,000 non-revolving term facility;

(b) in order to provide a portion of the funds required to refinance the Existing Vincor Facilities, you are interested in obtaining a commitment for a senior secured loan facility (referred to as the "Cdn. NRT Facility") to be provided to Vincor by way of a six year Cdn.$63,000,000 non-revolving term facility; and

(c) in order to provide for general corporate purposes of Vincor on a consolidated basis, you are interested in obtaining a commitment for a senior secured loan facility (referred to as the "RT Facility") to be provided to Vincor by way of a 364-day Cdn.$35,000,000 revolving term facility.

"Acquisition Facility" means the U.S. $95,000,000 non-revolving term credit facility established by Scotiabank in favour of the U.S. Borrower. "Existing Vincor Facilities" means the credit facilities established by Scotiabank in favour of Vincor pursuant to the credit agreement made as of November 22, 1996 between Vincor and Scotiabank, as amended (the "Existing Vincor Credit Agreement"). "Existing Facilities" means the Acquisition Facility and the Existing Vincor Facilities. All capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed thereto in the Term Sheet (as hereinafter defined).

We further understand that the balance of the funds needed to refinance the Existing Vincor Facilities will be provided by Scotiabank by way of a Cdn $35,000,000 senior subordinated loan facility (the "Senior Subordinated Facility") as described in the Senior Subordinated Facility Commitment Letter of even date herewith.

Upon the terms and conditions set forth herein, Scotiabank is pleased to commit to provide to the Borrowers the full amount of the Senior Secured Facilities and to act as the sole administrative agent for a syndicate of other financial institutions (together with Scotiabank, the "Lenders") which may commit to a portion of the Senior Secured Facilities. It is Scotiabank's intent to solicit commitments to the Senior Secured Facilities from such other financial institutions in amounts sufficient to allow Scotiabank to achieve its desired hold levels in the Senior Secured Facilities. Nonetheless, our commitments are not subject to syndication of any portion of the Senior Secured Facilities.

By your signature below you acknowledge and agree that no other arrangers, managers, agents or co-agents will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Fee Letter as defined below or otherwise agreed to by you and us) will be paid in connection with the Senior Secured Facilities; provided, however, that you may select additional agents or co-agents that are reasonably acceptable to Scotiabank for any syndication of the Senior Secured Facilities to the extent Scotiabank's role and allocation of the fees and other payments in connection with such syndication is satisfactory to Scotiabank.

All references to dollar amounts herein and all attachments hereto shall be to Canadian or United States dollars, or as the case may be.

Our commitments hereunder are subject to:

(a) the terms and conditions set forth herein and in the term sheet annexed hereto as Annex I (the "Term Sheet");

(b) the terms and conditions of the confidential fee letter dated the date hereof (the "Fee Letter");

(c) there being no facts, events or circumstances, now existing or hereafter arising, which come to our attention and which, in our good faith determination, could materially adversely affect the condition (financial or otherwise), assets, liabilities, operations or earnings of either Borrower or any of their respective subsidiaries;

(d) the absence of any material adverse disruption of, or material adverse change in, the financial, banking or capital markets after the date hereof that, in Scotiabank's reasonable judgment, could adversely affect the satisfactory syndication of the Senior Secured Facilities; and

(e) Scotiabank's satisfaction that there shall be no competing offering, placement or arrangement of any debt securities of either Borrower or any subsidiary thereof (other than as contemplated hereunder) prior to or during the syndication of the Senior Secured Facilities;

in which event we reserve the right to either terminate our commitments hereunder (and thereafter have no other or further obligations hereunder or in connection with the Senior Secured Facilities) or to propose alternative financing amounts or structures that assure adequate protection for Scotiabank and the Lenders.

You agree, by your signature below, to, and to cause the U.S. Borrower to, actively assist us, in all commercially reasonable respects in the syndication of the Senior Secured Facilities, which assistance will require, among other things:

(a) provision of all information reasonably deemed necessary by Scotiabank to successfully complete our syndication efforts including, but not limited to, information and financial analyses (the "Financial Analyses") prepared by you or the U.S. Borrower or on your or its behalf; and

(b) assistance upon our request in the preparation of syndication memoranda and all other marketing materials to be used in connection with our syndication efforts. Such assistance shall also include your using reasonable efforts to ensure that our syndication efforts benefit from your and its lending relationships. In addition, you agree to, and to cause the U.S. Borrower to, use reasonable efforts to make certain of your and its members of management, as well as, to the best of your and its ability, your and its consultants and advisors, available during regular business hours to answer questions.

By the execution of the Loan Documentation you and the U.S. Borrower will each represent and covenant that:

(a) all factual information (the "Information") that has been made or will be made available to Scotiabank by you or it or on your and its behalf is, or will be, when furnished, complete and correct in all material respects and does not, or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement contained therein not materially misleading in light of the circumstances under which such statements are made; and

(b) the Financial Analyses that have been or will be made available to Scotiabank by you or it or on your or its behalf have been or will be prepared in good faith based upon reasonable assumptions; provided, however, that Scotiabank acknowledges that there is no assurance that actual results will correspond to any financial projections or forecasts contained in the Financial Analyses. In arranging the syndication of the Senior Secured Facilities we will use and rely on the Information and Financial Analyses without independent verification thereof and will not assume responsibility for the accuracy or completeness of such Information or Financial Analyses.

By your signature below you hereby agree, on terms and conditions provided in Annex II hereto, to indemnify and hold harmless Scotiabank, each other Lender committing to participate in the Senior Secured Facilities and each of our and their respective affiliates, directors, officers, agents and employees, whether or not definitive loan, guarantee and security documentation (collectively the "Loan Documentation") is ultimately executed and delivered or the transactions contemplated hereby are completed.

This Commitment Letter and the Term Sheet are delivered to you with the understanding that neither this Commitment Letter, the Term Sheet, the Fee Letter nor the substance hereof or thereof shall be disclosed to any third party including other commercial or investment banks or advisers without our prior written consent except those in confidential relationships to you, such as legal counsel or accountants, or as required by law or any court or governmental agency (and in each such event of permitted disclosure you agree promptly to inform us).

This Commitment Letter, the Fee Letter and the Term Sheet, together with the Senior Subordinated Facility Commitment Letter and the term sheet attached thereto and the fee letter delivered in connection therewith, constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

This Commitment Letter, the Fee Letter and the Term Sheet shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. In no event shall any party to this Commitment Letter be liable for consequential damages.

If you agree with the following, please sign and return to us the enclosed copy of this Commitment Letter and the Fee Letter, together with the Senior Subordinated Facility Commitment Letter and the fee letter delivered in connection therewith, by 5:00 p.m., Toronto time, on September 7, 2000 at which time our commitment on the terms set forth herein will expire. Notwithstanding any such timely acceptance, our commitments will terminate at noon, Toronto time, on December 15, 2000, unless, on or prior to such time, Loan Documentation satisfactory to us and our counsel has been executed and delivered by the Companies and us (with the date of such execution and delivery being herein referred to herein as the "Closing Date") provided however that, any term or provision hereof to the contrary notwithstanding, the four immediately preceding paragraphs shall survive any termination of our commitments pursuant to this paragraph.

We look forward to working with you.

Yours very truly,

THE BANK OF NOVA SCOTIA

By: /s/ Sean Buchan
    ---------------------------
Title: Director

By: /s/ Gabriel Wong
    ---------------------------
Title: Associate

Agreed to and accepted as of the 6th day of September, 2000.

VINCOR INTERNATIONAL INC.

By: /s/ Richard G. Jones
    ---------------------------
Title: Executive Vice-President

By: /s/ Bruce D. Walker
    ---------------------------
Title: Executive Vice-President

                          ANNEX I to Senior Secured Facilities Commitment Letter


              TERMS AND CONDITIONS OF THE SENIOR SECURED FACILITIES

(Unless otherwise defined, terms used in this Term Sheet have the meanings ascribed thereto in the Commitment Letter)

I.   PARTIES

BORROWERS:              (1)  CDN. NRT FACILITY AND RT FACILITY: Vincor
                        International Inc. ("Vincor").

                        (2) U.S. NRT FACILITY: A Nevada general partnership (the "U.S. Borrower"), 99% of the partnership units of which will be owned by Vincor and the remaining 1% of the partnership units of which will be owned by a direct wholly-owned subsidiary of Vincor.

                        The obligations of the Borrowers under the Senior Secured Facilities shall be on a joint and several basis.

GUARANTORS:             "Guarantor" means each Material Subsidiary. For the
                        purposes hereof, "Material Subsidiary" means (x) each direct or indirect wholly-owned subsidiary of Vincor that either constitutes more than 5% of the EBITDA of Vincor or 5% of the tangible net worth of Vincor, in each case on a consolidated basis, and (y) any other direct or indirect subsidiary of Vincor designated by the Administrative Agent as a Material Subsidiary. For certainty, the U.S. Borrower, Vincor Holdings, Inc.
                        ("Holdco") and the corporation ("Newco") resulting from the merger between Toast Acquisition Company, Inc. and R.H. Phillips Inc. shall constitute Material
                        Subsidiaries. Vincor and the Guarantors are hereinafter referred to as the "Companies".

ADMINISTRATIVE          The Bank of Nova Scotia (the "Administrative Agent").
AGENT:

LENDERS: The Bank of Nova Scotia and a group of financial institutions acceptable to the Administrative Agent (collectively, the "Lenders").

II.  THE SENIOR SECURED FACILITIES

DESCRIPTION:            A senior, first priority secured financing, divided
                        among: (i) a non- revolving term credit facility in the amount of Cdn $63,000,000 (the

                        "Cdn. NRT Facility") which will be provided to Vincor,
                        (ii) a revolving term credit facility in the amount of Cdn $35,000,000 (the "RT Facility") which will be provided to Vincor and (iii) a non- revolving term credit facility in the amount of U.S. $95,000,000 (the "U.S. NRT Facility") which will be provided to the U.S. Borrower, collectively referred to as the "Senior Secured Facilities".

CREDIT FACILITIES:      U.S. NRT FACILITY: Non-revolving term credit facility in
                        the amount of U.S. $95,000,000 under which U.S. dollar advances may be obtained by the U.S. Borrower to refinance the Acquisition Facility. Repayable in quarterly instalments commencing one year after the initial extension of credit under the Senior Secured
                        Facilities as follows:


                        YEAR       QUARTERLY INSTALMENTS AS % OF
                                   TOTAL AMOUNT OF ACQUISITION FACILITY
                        2          1.25% per fiscal quarter
                        3          1.25% per fiscal quarter
                        4          3.125% per fiscal quarter
                        5          4.375% per fiscal quarter
                        6          5% per fiscal quarter

                        with the balance thereafter of 40% of the total amount of the U.S. NRT Facility due and payable on the sixth anniversary of the initial extension of credit under the Credit Facilities.

                        RT FACILITY: Revolving term credit facility in the amount equal to, from time to time, the lesser of (a) the RT Credit Limit (initially Cdn. $35,000,000 or the U.S. dollar equivalent but subject to reductions as provided herein) and (b) the Borrowing Base (defined below) and under which Canadian and U.S. dollar advances and Canadian dollar bankers' acceptances of 30 to 180 days may be obtained by Vincor for general corporate purposes of Vincor on a consolidated basis. "Borrowing Base" means the sum of 90% of the face amount of all eligible accounts receivable of Vincor (other than those of Spagnol's Wine and Beer Making Supplies Ltd. and Newco), 75% of all eligible accounts receivable of Spagnol's Wine and Beer Making Supplies Ltd. and Newco, 60% of the book value of eligible inventory of Vincor (finished goods), 50% of the book value of inventory of Vincor (bulk wine), and 30% of the book value of inventory of Vincor (raw materials and work in progress), the eligibility criteria to be established by the Administrative Agent, acting reasonably. Repayable in full on the date which is 364 days after the initial extension of credit thereunder.

                        CDN NRT FACILITY: Non-revolving term credit facility in the amount of Cdn. $63,000,000 or the U.S. dollar equivalent and under which Canadian and U.S. dollar advances and Canadian dollar bankers' acceptances of 30 to 180 days may be obtained by Vincor for the purpose of partially refinancing the Existing Vincor Facilities. Repayable in quarterly instalments commencing one year after the initial extension of credit under the Senior Secured Facilities as follows:


                        YEAR       QUARTERLY INSTALMENTS AS % OF
                                   TOTAL AMOUNT OF CDN NRT FACILITY
                        2          1.25% per fiscal quarter
                        3          1.25% per fiscal quarter
                        4          3.125% per fiscal quarter
                        5          4.375% per fiscal quarter
                        6          5% per fiscal quarter

                        with the balance thereafter of 40% of the total amount of the Cdn. NRT Facility due and payable on the sixth anniversary of the initial extension of credit under the Credit Facilities.

EXPIRY: The Credit Facilities will expire if the initial extension of credit under the Credit Facilities has not occurred before December 15, 2000.

VOLUNTARY               Voluntary prepayments under the Senior Secured
PREPAYMENTS:            Facilities are permitted on five Banking Days' notice
                        without penalty but subject to any breakage costs being for the account of the applicable Borrower. Such prepayments by Vincor shall be applied to the outstanding credit under the Cdn. NRT Facility. Such prepayments by the U.S. Borrower shall be applied to the outstanding credit under the U.S. NRT Facility.
                        Prepayments under either the Cdn. NRT Facility or the U.S. NRT Facility (collectively, the "NRT Facilities") shall be applied in inverse order of maturity to the remaining payments thereof and may not be reborrowed.

MANDATORY               In events customary for the type of transaction proposed
PREPAYMENTS:            including, without limitation, the following events,
                        amounts equal to:

                        1. 100% of the net proceeds of asset sales excluding sales of equipment to be replaced, obsolete equipment, sale leaseback transactions and proceeds of insurance provided they are reinvested in the business within a 180-day period;

                        2. 100% of the net proceeds of debt issuances with the exception of (i) the Senior Subordinated Facility (as defined in the Senior Subordinated Facility Commitment Letter of even date herewith), (ii) any replacement subordinated indebtedness of Vincor that refinances in its entirety the Senior Subordinated Facility, which replacement indebtedness is on terms and conditions no more onerous to Vincor than the Senior Subordinated Facility and otherwise satisfactory to the Administrative Agent, (iii) purchase money obligations and (iv) capital leases subject to a maximum aggregate amount to be mutually agreed upon;

                        3. To the extent not applied to the repayment of the Senior Subordinated Facility, 100% of the net proceeds of equity issuances; and

                        4.   75% of annual excess cash flow;

                        shall be applied to repayment of, firstly, pro rata as between the NRT Facilities (in each case to be applied to the remaining repayments thereof in inverse order of maturity), and, secondly, if no credit remains outstanding under either NRT Facility, a reduction of the RT Credit Limit provided, however, that breakage costs, if any, shall be for the account of the applicable Borrower. Excess cash flow shall mean with respect to any fiscal year of Vincor on a consolidated basis, EBITDA less the aggregate of (i) capital expenditures (ii) cash tax expenses, (iii) interest charges, (iv) scheduled principal repayments and (v) the aggregate of increased inventory up to a maximum of Cdn. $3,000,000.

AVAILMENT               CDN. NRT FACILITY:
OPTIONS,
INTEREST RATES          (a)  Canadian dollar advances as Prime Rate Loans:
AND                          interest at Prime Rate plus the Cdn. Prime Rate
FEES:                        Margin indicated in the table in Exhibit I, payable
                             monthly in arrears.

                        (b) Issuance of bankers' acceptances for terms of 30 to 180 days at the average discount rates of the applicable reference Lenders as taken from their Reuters Screen CDOR Page plus a stamping fee calculated at the B/A Fee Rate indicated in the table in Exhibit I on the face amount of the bankers' acceptances being payable upon their issuance.

                        (c) U.S. dollar advances as BRCAN Loans, bearing interest at BRCAN plus the BRCAN Margin indicated in Exhibit I, payable monthly in arrears.

                        (d) U.S. dollar advances as LIBOR Loans for interest periods of 1, 2, 3 or 6 months, bearing interest at LIBOR for applicable interest period plus the LIBOR Margin indicated in Exhibit I, payable at end of interest period (but no less frequently than every 3 months) and calculated on basis of a 360-day year.

                        RT FACILITY:

                        (a) Canadian dollar advances as Prime Rate Loans: interest at Prime Rate plus Cdn. Prime Rate Margin indicated in Exhibit I, payable monthly in arrears.

                        (b) U.S. dollar advances as BRCAN Loans: interest at BRCAN plus BRCAN Margin indicated in Exhibit I, payable monthly in arrears.

                        (c) U.S. dollar advances as LIBOR Loans for interest periods of 1, 2, 3 or 6 months: interest at LIBOR for applicable interest period plus LIBOR Margin indicated in Exhibit I, payable at end of interest period (but no less frequently than every 3 months) and calculated on basis of a 360-day year.

                        (d) Canadian dollar bankers' acceptance for terms of 30 to 180 days: Stamping fee at rate equal to B/A Fee Rate indicated in Exhibit I on face amount of bankers' acceptance for its term, payable upon issuance.

                        (e)  Canadian and U.S. dollar standby letters of credit:
                             Standby L/C fee at rate equal to Standby L/C Fee Rate indicated in Exhibit I on the amount of such Letter of Credit for its term, payable upon issuance of such letter of credit.

                        (f) Standby fees at a rate equal to the Standby Fee Rate indicated in Exhibit I on unutilized portion of RT Credit Limit, accruing daily from the date of the initial drawdown under the RT Facility and payable quarterly in arrears.

                        U.S.  NRT FACILITY:

                        (a) U.S. dollar advances as LIBOR Loans for interest periods of 1, 2, 3 or 6 months, bearing interest at LIBOR for applicable interest period plus the LIBOR Margin indicated in Exhibit I, payable at end of interest period (but no less frequently than every 3 months) and calculated on basis of a 360-day year.

                        (b) U.S. dollar advances as Alternate Base Rate Loans, bearing interest at Alternate Base Rate plus the Alternate Base Rate Margin indicated in Exhibit I, payable monthly in arrears.

                        Notwithstanding the foregoing, pricing for each Senior Secured Facility shall be at Level I of Exhibit I until the completion of one full fiscal quarter after the Closing Date.

SECURITY:               All debts, liabilities and obligations of each Borrower
                        under the Senior Secured Facilities shall be collaterally secured by a first-ranking security interest (subject to standard permitted liens) in all of the present and future property, assets and undertaking
                        (including, without limitation, all intellectual property of such Borrower) of such Borrower and an unlimited, unconditional guarantee of each Guarantor which shall in turn be collaterally secured by a first-ranking security interest (subject to standard permitted liens) in all of the present and future property, assets and undertaking of such Guarantor (including, without limitation, all intellectual property of each Company).

CONDITIONS PRECEDENT:   Customary for the type of transaction proposed
                        including, without limitation:

                        2. The aforementioned merger between Toast Acquisition Company, Inc. and R.H. Phillips, Inc. has been completed and all existing debt of R.H. Phillips, Inc. has been refinanced with the Acquisition Facility.

                        3. Vincor shall have received proceeds of Cdn. $35,000,000 from the Senior Subordinated Facility (the "Senior Subordinated Financing"), which cash shall be on hand on the Closing Date to be applied along with the Senior Secured Facilities to refinance the Existing Facilities.

                        4. Completion of formal credit, guarantee, security and other related documentation prepared by the Administrative Agent's legal counsel consistent herewith and with the Commitment Letter and the Fee Letter and otherwise satisfactory to the Administrative Agent acting reasonably and receipt of satisfactory legal opinions and certificates with respect thereto (including, without limitation, officer's solvency certificates) and with respect to any other matters relating to the subject financing. The aforementioned documentation will include an inter-creditor agreement establishing the priority ranking of the Senior Secured Facilities and the security therefor over the Senior Subordinated Facility and security thereof.

                        5.   The Administrative Agent shall be satisfied that:

                             (a) all necessary registrations with respect to the collateral security and all necessary lien searches have been completed or arranged for in all appropriate jurisdictions, and

                             (b) all necessary governmental and third party approvals, acknowledgments, directions and consents have been given, and all relevant laws have been complied with, in respect of all agreements and transactions referred to herein.

                        6. There shall exist no pending or threatened litigation, proceedings or investigations which (x) contest the consummation of the subject financing or (y) could reasonably be expected to have a material adverse effect on the financial condition, operations, assets business or properties of any Company.

                        7. Scotiabank's satisfaction with the terms, conditions and pricing of the Senior Subordinated Financing, such terms, insofar as the Senior Subordinated Facility is concerned, to be substantially in accordance with the Senior Subordinated Facility Commitment Letter of even date herewith.

                        8. The Borrowers and their subsidiaries shall not have any indebtedness in respect of borrowed money other than in respect of the Senior Secured Facilities, the Senior Subordinated Financing and other existing indebtedness of the Borrowers and its subsidiaries in amounts acceptable to the Administrative Agent.

                        9. No material adverse change in the property, assets, financial condition, operations, prospects or business of any Company, in each case on a consolidated basis since March 31, 2000.

                        10. The Administrative Agent shall not have become aware of any information or other matter affecting any Company which is inconsistent in a material and adverse manner with any information disclosed to the Administrative Agent prior to the date hereof.

                        11. Delivery of pro-forma opening consolidated financial statements of Vincor as of the Closing Date and five year financial projections, satisfactory to the Administrative Agent and giving effect to the transactions contemplated herein and reflecting the proposed legal and capital structure described to the Administrative Agent prior to the date hereof and described herein, subject to such changes as may be satisfactory in all respects to the Administrative Agent and its counsel.

                        12. The absence of any litigation, inquiry and investigation enjoining or restricting the Senior Secured Facilities or any other aspect of the transactions contemplated herein,

                        13. The Administrative Agent shall be satisfied that the assets of the Borrower and its subsidiaries shall be free and clear of all liens (other than permitted encumbrances).

                        14. The reasonable satisfaction of the Administrative Agent and its counsel with:

                             (a)   all documentation relating to the
                                   transactions contemplated herein and all other documentation delivered in connection therewith;

                             (b)   all material agreements and necessary
                                   governmental, corporate and other third party approvals and consents with respect to the transactions contemplated herein, (including all financings related thereto); and

                             (c)   receipt of all closing certificates,
                                   including solvency certificates from the
                                   Chief Financial Officer of each Company, resolutions, approvals of counsel, opinions, security registrations, lien search reports, etc. relating to the Senior Secured Facilities customary for the type of transaction proposed.

                        14. Payment of all fees and expenses due and payable related to the Senior Secured Facilities.

REPRESENTATION          Customary for the type of transaction proposed
AND WARRANTIES:         (applicable to each Company).

FINANCIAL               1.   Annual audited consolidated, unconsolidated and
REPORTING:                   consolidating financial statements of each Borrower
                             and the corporation continuing upon the
                             amalgamation of R.H. Phillips, Inc. and Toast
                             Acquisition Company, Inc. ("Newco") within 120 days of the end of each Fiscal Year.

                        2. Quarterly unaudited consolidated, unconsolidated and consolidating financial statements of each Borrower and Newco within 60 days of the end of each of the first three Fiscal Quarters of each Fiscal Year.

                        3. Quarterly compliance certificates within 60 days of the end of each Fiscal Quarter and 120 days of the end of each Fiscal Year.

                        4. Annual budget of each Borrower and Newco at least 30 days prior to each Fiscal Year.

                        5. Borrowing base calculation worksheet within 15 days of each calendar month end.

                        6. Such other information, reports and information consistent with that which is currently provided to The Bank of Nova Scotia by Vincor under the Existing Vincor Credit Agreement and otherwise as the Administrative Agent may reasonably request.

AFFIRMATIVE             Customary for the type of transaction proposed
COVENANTS:              (applicable to all Companies) including, without
                        limitation, the covenant of the Borrowers to fix the interest rate of at least 50% of the indebtedness constituted by the NRT Facilities within six months of the Closing Date. The obligations of the Borrowers to any Lender in connection with any such interest rate swap shall be secured on a pari passu basis with the collateral security securing the Senior Secured
                        Facilities.

NEGATIVE                Customary for the type of transaction proposed
COVENANTS:              including, without limitation, the following (applicable
                        to the Companies):

                        1. Restricting the incurrence of additional debt (except as may be agreed to by the Administrative Agent), sale leasebacks and contingent liabilities.

                        2. Restricting the declaration or payment of dividends, the return of capital and similar distributions and the payment of management or consulting fees.

                        3. Restricting the incurrence or sufferance of liens or other encumbrances.

                        4. Restricting the sale of assets or similar transfers.

                        5. Limiting the making of loans, investments or acquisitions (in a single transaction or in a series of related transactions).

                        6. Restricting mergers, consolidations and similar combinations or changes in business conduct.

                        7.   Restricting the repurchase of capital stock.

                        8.   Restrictions on transactions with affiliates.

                        9.   Limitation on capital expenditures.

                        10. Restricting amendments to material contracts (including, without limitation, the documentation evidencing the Senior Subordinated Facility and any replacement indebtedness therefor).

FINANCIAL               The financial covenants set forth below (all accounting
COVENANTS:              terms to be interpreted, and all accounting
                        determinations and computations to be made, in accordance with Canadian generally accepted accounting principles):

                        (a) Maintenance of a maximum ratio of Total Debt to EBITDA (calculated on a rolling four quarters basis) to be less than or equal to:

                             (i) 5.0 to 1 for each fiscal quarter up to and including the fiscal quarter ending December 31, 2002; and
                             (ii)  4.0 to 1 for each fiscal quarter thereafter.

                        (b) Maintenance of a maximum ratio of Senior Debt to EBITDA (calculated on a rolling four quarters basis) to be less than or equal to:

                             (i) 4.00 to 1 for each fiscal quarter up to and including the fiscal quarter ending December 31, 2001 (other than the fiscal quarters ending December 31, 2000 and December 31, 2001 for which the covenant level shall be
                                   4.25 to 1);
                             (ii) 3.75 to 1 for each fiscal quarter in fiscal year 2002;
                             (iii) 3.50 to 1 for each fiscal quarter in fiscal
                                   year 2003; and
                             (iv)  2.5 to 1 for each fiscal quarter thereafter.

                        (c) Maintenance of a maximum ratio of EBITDA to Fixed Charges (calculated on a rolling four quarter basis) to be greater than or equal to:

                             (i) 1.1 to 1 for each fiscal quarter up to and including the fiscal quarter ending December 31, 2002; and
                             (ii)  1.25 to 1 for each fiscal quarter thereafter.

                        "Senior Debt" shall be defined as indebtedness under or in connection with the Senior Secured Facilities and the aggregate amount owing under all capitalized leases. "Total Debt" shall be defined as all indebtedness of Vincor. "Fixed Charges" shall be defined as capital expenditures plus principal plus interest.

                        All financial covenants shall be calculated with respect to Vincor on a consolidated basis.

EVENTS OF               Customary for the type of transaction proposed
DEFAULT:                including, without limitation, a change of control (to
                        be defined) of Vincor (which change of control, for certainty, shall permit the existing voting arrangement between certain principal shareholders of Vincor and any termination thereof) and cross-default to defaults under other indebtedness of any Company and its subsidiaries in the aggregate amount of Cdn $100,000.

MISCELLANEOUS:          Customary provisions to be included, together with
                        others to be reasonably specified by the Administrative
                        Agent, including, without limitation, the following:

                        1. Customary indemnity and capital adequacy provisions, including but not limited to, compensation in respect of taxes (including gross-up provisions for withholding taxes) and decreased profitability resulting from Canadian or foreign capital adequacy requirements, guidelines or policies or their interpretation or application, and any other customary yield and increased costs protection deemed necessary by the Lenders to provide customary protection.

                        2. The Lenders will be permitted to assign and participate their right under the Loan Documentation. Participation shall be without restrictions. Each Lender's entitlement to benefits with regard to increased costs, capital adequacy, etc. will be calculated without regard to its participants.

                        3. Indemnification of the Administrative Agent, each Lender and each of their respective affiliates, directors, officers, agents and employees (collectively, the "Indemnified Parties") from and against any losses, claims, damages, liabilities or other fees or expenses as set forth in Annex II to the Senior Secured Facilities Commitment Letter.

                        4. The Borrowers will pay the reasonable fees and out-of-pocket expenses of the Administrative Agent's legal counsel.

                        5. Loan Documentation to be governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

                        6. Majority Lenders will constitute those Lenders representing at least 66 2/3% of the total outstanding loans or commitments, as the case may be. The consent of all of the Lenders shall be required with respect to certain customary issues.

This Term Sheet is intended as an outline only and does not purport to summarize all of the terms, conditions, covenants, representations, warranties and other provisions which would be contained in the definitive Loan Documentation. Scotiabank's commitment will be subject to negotiation and execution of definitive Loan Documentation in form and substance satisfactory to Scotiabank, the Lenders and their respective counsel.

                                    EXHIBIT I


-----------------------------------------------------------------------------------------------------------------------------------
                                                              RT FACILITY                              CDN. AND U.S. NRT
                                                                                                           FACILITIES
-----------------------------------------------------------------------------------------------------------------------------------
        LEVEL           SENIOR DEBT TO          STANDBY         PRIME          B/A+          L/C        PRIME              B/A+
                                EBITDA              FEE             +         LIBOR          FEE            +           LIBOR +
                                                  (BPS)         BRC +             +                     BRC +             (BPS)
                                                                (BPS)         (BPS)                     ABR +
                                                                                                        (BPS)
-----------------------------------------------------------------------------------------------------------------------------------
            1         3.75 LESS THAN x
                      OR EQUAL TO 4.25               50           200           300          200          225               325
-----------------------------------------------------------------------------------------------------------------------------------
            2         3.50 LESS THAN x
                      OR EQUAL TO 3.75               50         162.5         262.5        162.5        187.5             287.5
-----------------------------------------------------------------------------------------------------------------------------------
            3         3.00 LESS THAN x
                      OR EQUAL TO 3.50             37.5         137.5         237.5        137.5        162.5             262.5
-----------------------------------------------------------------------------------------------------------------------------------
            4         2.50 LESS THAN x
                      OR EQUAL TO 3.00               25            75           175           75          100               200
-----------------------------------------------------------------------------------------------------------------------------------
            5         EQUAL TO 2.50                  25            50           150           50           75               175
-----------------------------------------------------------------------------------------------------------------------------------

                         ANNEX II to Senior Secured Facilities Commitment Letter


                           INDEMNIFICATION PROVISIONS

(Unless otherwise defined, terms used herein shall have the meanings assigned thereto in the commitment letter (the "Commitment Letter") and the term sheet (the "Term Sheet") to which this Annex II is attached.)

Vincor shall be responsible for all reasonable fees and expenses (including the fees and expenses of legal counsel to the Administrative Agent) arising in connection with the negotiation, preparation, execution and delivery of the Commitment Letter, the Fee Letter and the definitive Loan Documentation and the syndication of the Senior Secured Facilities and other related costs and expenses, and shall be obligated to pay such fees and expenses whether or not definitive Loan Documentation is executed or delivered. The provisions of such indemnification will survive any termination of our commitments hereunder.

In addition, Vincor hereby indemnifies and holds harmless all Indemnified Parties (as defined below) from and against all Liabilities (as defined below). "INDEMNIFIED PARTY" shall mean the Administrative Agent, each Lender, each affiliate of any of the foregoing and the respective directors, officers, agents and employees of each of the foregoing. "LIABILITIES" shall mean any and all losses, claims, damages, liabilities or other costs or expenses to which an Indemnified Party may become subject which arise out of or relate to or result from any transaction, action or proceeding to or in connected with the transactions mentioned in the Commitment Letter, Fee Letter or Term Sheet or any action or proceeding related thereto other than those relating to such Indemnified Party's wilful misconduct or gross negligence, but shall not include loss of profit, loss of income or revenue or loss of business opportunity. In addition to the foregoing, Vincor agrees to reimburse each Indemnified Party for all reasonable legal or other expenses incurred in connection with investigating, defending or participating in any action or other proceeding relating to any Liabilities (whether or not such Indemnified Party is a party to any such action or proceeding).